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                        [BELL, BOYD & LLOYD LETTERHEAD]

                               January 18, 1993

Monetta Trust
1776-A South Naperville Road, #207
Wheaton, Illinois 60187

Ladies and Gentlemen:

                         Shares of Beneficial Interest
                               Without Par Value
                               -----------------
          We have acted as counsel for Monetta Trust (Trust) in connection with the registration under the Securities Act of 1933 (Act) of an indefinite number of shares of beneficial interest, without par value, of the series of the Trust designated Monetta Mid-Cap Equity Fund, Monetta Intermediate Bond, and Monetta Government Money Market (each a Series) in registration statement no. 33-54822 on form N-1A (Registration Statement).

          In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Agreement and Declaration of Trust (Trust Agreement) and bylaws of the Trust, actions of the board of trustees of the Trust authorizing the issuance of shares of the Series and the Registration Statement.

          Based on the foregoing examination, we are of the opinion that:

           1. The Trust is an unincorporated voluntary association legally organized and validly existing under the laws of the Commonwealth of Massachusetts.

           2. Upon the issuance and delivery of the shares of each Series in accordance with the Trust Agreement and the actions of the board of trustees authorizing the issuance of such shares, and the receipt by the Trust of the authorized consideration therefor, the shares so issued will be validly issues and outstanding, fully paid and nonassessable (although shareholders of a Series may be subject to liability under certain circumstances as described in the prospectus of the Trust included as Part A of the Registration Statement under the caption "Other Information").

          In giving this opinion we have relied upon the attached opinion of Ropes and Gray to us dated January 15, 1993.

          We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                               Very truly yours,

                                               /s/ Bell, Boyd & Lloyd
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                           [ROPES & GRAY LETTERHEAD]



                                January 15, 1993


Bell, Boyd & Lloyd
Three First National Plaza
Suite 3300
70 W. Madison Street
Chicago, Illinois 60602

Gentlemen:

     We are furnishing this opinion with respect to the proposed offer and sale from time to time of an indefinite number of shares of beneficial interest (the "Shares") of Monetta Mid-Cap Equity Fund, Monetta Intermediate Bond Fund and Monetta Government Money Market Fund (each a "Series"), each a portfolio series of Monetta Trust (the "Fund"), being registered under the Securities Act of 1933, as amended, by a Registration Statement on Form N-1A (the "Registration Statement").

     We have acted as Massachusetts counsel for the Fund in connection with its organization and are familiar with the action taken by its Trustees to authorize the issuance of the Shares of the Series. We have examined its by-laws and its Agreement and Declaration of Trust on file at the Office of the Secretary of State of The Commonwealth of Massachusetts and we have also examined such other documents as we deem necessary for the purpose of this opinion.

     We assume that appropriate action has been or will be taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating sales and offerings of securities and that upon sales of the Shares the Fund will receive the net asset value thereof.

     Based upon the foregoing, we are of the opinion that:

     1. The Fund is legally organized and validly existing unincorporated voluntary association under the laws of The Commonwealth of Massachusetts which, unless terminated as provided in its Agreement and Declaration of Trust, shall continued in existence without limitation of time.

     2. The Fund is authorized to issue an unlimited number of Shares of the Series and upon the issue of any thereof for cash at net asset value and receipt by the Fund of the authorized consideration therefor, the Shares of the Series so issued will be validly issued, fully paid, and nonassessable by the Fund.

     The Fund is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund or the relevant Series. However, the Agreement and
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Declaration of Trust disclaims shareholder liability for acts and obligations of the Fund and relevant Series and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Fund or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the property of the relevant Series for all loss and expense of any shareholder of such Series held personally liable for the obligations of the Fund or such Series. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the relevant Series would be unable to meet its obligations.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,


                                Ropes & Gray